Exhibit 10.2

SCBT Financial Corporation

Description of the 2010 Executive Performance Plan

PURPOSE- The purpose of the SCBT Financial Corporation 2010 Executive Performance Plan (the “Executive Performance Plan”) is to establish more reasonable goals and objectives in light of the current economic environment while still promoting the long-term growth and financial success of SCBT Financial Corporation and its subsidiaries (the “Company”) by (1) attracting and retaining key officers and employees of outstanding ability, (2) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected key officers and employees to acquire and maintain ownership of Company stock, and (4) providing incentive compensation opportunities competitive with those of other major corporations.

This Executive Performance Plan describes the terms pursuant to which the Company plans to distribute cash bonuses and issue stock options and restricted stock to certain of the Company’s key officers and employees.  The stock options and restricted stock described in this Executive Performance Plan will be reserved for issuance under, and will be issued pursuant to, the Company’s 2004 Stock Incentive Plan.  The actual issuance of stock options and restricted stock will be made pursuant to separate agreements that will be entered into between the Company and each participant under the 2004 Stock Incentive Plan.  Capitalized terms not defined in this Executive Performance Plan shall have the definitions attributed to such terms in the 2004 Stock Incentive Plan.

TERM- The Company anticipates that this Executive Performance Plan will cover the fiscal year ending on December 31, 2010.  At the end of this term, the Compensation Committee of the Board (the “Committee”) of the Company may determine at its discretion whether to reinstate the 2006 Long-Term Retention and Incentive Plan, to revise the design of the 2006 Long-Term Retention and Incentive Plan, or to initiate a new long-term retention and incentive plan.  The Committee anticipates that the cash bonus and/or the initial stock options and restricted stock grants under the Executive Performance Plan would be paid out and/or issued in January 2011, based on the achievement of specified performance goals for the year 2010 and otherwise in the discretion of the Committee.

EQUITY TYPE —Two equity instruments will be used in the Executive Performance Plan: stock options and restricted stock.  The Committee’s intent is to use incentive stock options (as defined in IRC § 422) whenever practical.  All equity awards described in this Executive Performance Plan will be issued under and pursuant to the terms of the 2004 Stock Incentive Plan.

PARTICIPANTS— The Committee shall have the discretion to designate the key officers and employees who will participate in the Executive Performance Plan.

AWARDS-The Committee anticipates that three types of awards will be granted pursuant to this Executive Performance Plan, one of which is cash based and two of which are equity based, including a one-time award of stock options and a one-time award of restricted stock.  Attached to the restricted stock awards would be dividend and voting rights.  The Committee intends to reserve a number of shares of Common Stock for the annual award of stock options and annual grant of restricted stock to each participant.  However, the actual issuance or grant of options or restricted stock to each participant would likely be made at the beginning of 2011, or as soon thereafter as practicable.  The Company’s achievement of certain performance goals will determine the actual amount of stock options and restricted stock that will be issued, and the issuance would be made on or about the first business day of January 2011.

VALUE OF THE ANNUAL AWARD

•                  Formula Based Cash Incentive- Cash bonuses capped at 50% of the opportunity levels previously approved by the Committee in early 2009 which the Company will accrue and pay out upon achievement of performance goals at the threshold, target or maximum levels.

•                  Discretionary Based Cash Incentive- Cash bonuses in amounts payable on a discretionary basis if financial performance is materially above established goals.

•                  Restricted Stock- The Committee will reserve a number of shares for the restricted stock grant based upon achievement of three categories of performance goals at the threshold, target or maximum levels.

•                  Stock Options- Each stock option grant will have an exercise price equal to the Fair Market Value of the Common Stock (as determined pursuant to the 2004 Stock Incentive Plan) on the date of grant. Grants of stock options are within the discretion of the Board.

PERFORMANCE GOALS-Three categories of performance goals will be used:  Soundness, Profitability, and Loan and Deposit Growth.  The amount of cash bonus and restricted stock issued will depend on the level achieved for each performance goal.  Each award level will increase upon achievement of performance goals at the threshold, target or maximum level.  The Committee will approve the performance goals for each particular cash bonus or grant of restricted stock prior to making that cash bonus or particular grant, as applicable.

The “Soundness” goal is measured based on the following components: (i) receiving a prescribed rating from the principal bank regulator that is at least as high as the Company’s most recent rating; (ii) maintaining a percentage of non-performing assets under 3.0% (threshold and target) or 2.8% (maximum), and (iii) attaining a level of classified assets under each prescribed level determined by the Committee.  The “Soundness” goal is weighted at 50% of the total opportunity under the Executive Performance Plan.

The “Profitability” goal is achieved by earning the amount that was earned in the prior year (threshold), reaching the budgeted amount (target), or reaching 110% of the budgeted amount (maximum).  The “Profitability” goal is weighted at 25% of the total opportunity under the Executive Performance Plan.

The “Loan and Deposit Growth” goal is achieved by not having any material decline either loan or deposits during the year.  The “Loan and Deposit Growth” goal is weighted at 25% of the total opportunity under the Executive Performance Plan.

FORMULA BASED CASH INCENTIVE- Annex A shows the applicable percentage of each participant’s base salary that the participant is eligible to receive if the performance-based goals of the Company are achieved at the threshold (55% of maximum opportunity), target (80% of maximum opportunity), or maximum levels.

DISCRETIONARY BASED CASH INCENTIVE- Participants only become eligible for the discretionary based cash incentive component if there is a material increase in the Company’s net income for 2010.  The Committee has discretion to set the level of cash payouts that each participant would receive.

RESTRICTED STOCK- Annex B shows the percentage of the participant’s salary that the participant would be eligible to receive in shares of restricted stock pursuant to the Company’s 2004 Stock Incentive Plan.  Dividends paid and voting rights will be attached to all shares of restricted stock issued under the Executive Performance Plan.

STOCK OPTIONS- The Board has the ability to grant stock options pursuant to the Company’s 2004 Stock Incentive Plan on a discretionary basis.

NEW PARTICIPANTS-If an executive joins the Company during 2010, the Board may elect to include the new executive in the Executive Performance Plan.  The executive would be awarded a pro rata annual award for 2010.  The same vesting rules apply to new participants during the first year of the plan as described above.

TERMINATION OF EMPLOYMENT- Unless determined otherwise by the board of directors in a particular case, each option and restricted stock agreement will contain the following provisions:

(a)  If the termination of employment is voluntary on the part of the participant and without written consent of the Company, or is by the Company with cause (as such term is defined in the participant’s employment agreement with the Company as then in effect, if any), the participant will (i) be entitled to retain all vested restricted stock but will forfeit any unvested awards and (ii) have 90 days to exercise any vested stock options but will forfeit any unvested options.

(b)  If the termination of employment is by the Company without cause, the participant will (i) be entitled to retain all vested and unvested shares of restricted stock (and all unvested awards will vest immediately upon termination) and (ii) have 90 days to exercise any vested stock options but will forfeit any unvested options.

(c)  If termination is due to the participant’s death or retirement (defined as normal retirement at age 65 or a total of 25 years of service with the Company), (i) the participant (or the participant’s beneficiary) will receive not only the vested shares of restricted stock but also the number of shares earned but unvested (the remaining shares will vest upon the participant’s death or disability), and (ii) all outstanding stock options will vest upon the participant’s death or disability and the participant (or the participant’s beneficiary) will have one year (in the case of disability) and two years (in the case of death) to exercise the stock options.

(d)  In the event of a change in control, all earned but unvested shares of restricted stock and unvested stock options will become fully vested immediately.

STOCK OPTION AND RESTRICTED STOCK AGREEMENTS- The Company will prepare separate stock option and restricted stock agreements to reflect the issuance of the stock options and restricted stock described in this Executive Performance Plan.  The Company reserves full discretion to establish the terms of each such agreement, including terms that may be different from or inconsistent with those described in this Executive Performance Plan.  To the extent the terms of any such agreement prepared by the Company are inconsistent with the terms of this Executive Performance Plan, the terms of the individual agreement shall control.

MISCELLANEOUS-  This Executive Performance Plan is a statement of current intention only, and it does not create any legally binding rights in favor of any officer or employee of the Company to receive cash bonuses, stock options or restricted stock from the Company.  Any bonus payments in accordance with this Executive Performance Plan (or otherwise relating to 2010 performance) shall be made before March 15, 2011.  This timing requirement shall be binding, notwithstanding that the rest of the provisions of this Executive Performance Plan are non-binding, on the Company.  The Committee has the right to interpret this Executive Performance Plan and its interpretations shall be binding on any participants.  The Committee can amend or terminate this Executive Performance Plan.  This Executive Performance Plan is not intended to be exclusive; the Company may provide compensation in any other manner that it chooses.

ANNEX A

Formula Based Cash Incentive

		Recommended 2010 Formula Based
		Cash Incentive Plan
Name	Position	Threshold	Target	Maximum
Achievement of Performance Goals		55.0%	80.0%	100.0%
Robert Hill	CEO	22.0%	32.0%	40.0%
John Pollok	COO	19.3%	28.0%	35.0%
John Windley	President of SCBT, N.A.	16.5%	24.0%	30.0%
Tom Camp	President & CEO of SCBT of the Piedmont, a division of SCBT, N.A.	16.5%	24.0%	30.0%
Joe Burns	Chief Credit Officer	16.5%	24.0%	30.0%
Donnie Pickett	CFO	16.5%	24.0%	30.0%

ANNEX B

Restricted Stock Plan

		Restricted Stock Opportunities
		Threshold	Target	Max	Extraordinary
Name	Position	Tier 1	Tier 2	Tier 3	Discretionary
Achievement of Performance Goals		55.0%	80.0%	100.0%	Discretionary
Robert Hill	CEO	43.0%	62.0%	78.0%	Discretionary
John Pollok	COO	25.0%	36.0%	45.0%	Discretionary
John Windley	President of SCBT, N.A.	22.0%	32.0%	40.0%	Discretionary
Tom Camp	President & CEO of SCBT of the Piedmont, a division of SCBT, N.A.	14.0%	20.0%	25.0%	Discretionary
Joe Burns	Chief Credit Officer	19.0%	28.0%	35.0%	Discretionary
Donnie Pickett	CFO	14.0%	20.0%	25.0%	Discretionary